Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Announces Planned Retirement of CEO Frank Condella

BOSTON, MA – June 2, 2016 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced that Frank C. Condella, Jr., plans to retire as the Company’s President and Chief Executive Officer (“CEO”) later this year. A search for his successor is underway and Mr. Condella will continue to serve as President and CEO until his successor is in place.

“Frank Condella has been a strong leader. Bringing the Company through challenging times, he built a terrific team and created a dynamic platform for Juniper’s future growth,” said Jim Geraghty, Chairman of the Board. “The Board is grateful for his innumerable contributions as CEO, and we are pleased that he will remain involved going forward as a non-executive director.”

“Juniper has undergone a dramatic and highly positive transformation over the past several years,” said Mr. Condella. “Where the Company was heavily indebted and loss-making when I joined, Juniper now has a growing core business generating cash to advance our exciting pipeline of products for women’s health, and is well-positioned to create long-term shareholder value as these programs advance through clinical development and potential commercialization.”

Juniper’s board of directors has initiated a search for Mr. Condella’s successor, and is actively considering candidates for the role.

Under Mr. Condella’s leadership, Juniper achieved notable and strategically important milestones which position the Company for long-term value creation, including:

•	Acquired and successfully integrated Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development, analytics, and clinical trials manufacturing to clients while concurrently advancing Juniper’s proprietary R&D programs;

•	Advanced COL-1077 10% lidocaine bioadhesive vaginal gel, an investigational self-administered topical analgesic for gynecologic procedure pain, into clinical development;

•	In-licensed a highly-differentiated intravaginal ring (IVR) technology, and advanced three IVR drug candidates into preclinical development;

•	Developed the regulatory pathway to file an IND for JNP-0101 oxybutynin ring for overactive bladder in women in late 2016;

•	Generated strong revenue growth from CRINONE® and Juniper Pharma Services; and,

•	Forged a strong management team and recruited top talent to Juniper’s board of directors and Scientific Advisory Board.

Juniper is focused on growing the CRINONE franchise and Juniper Pharma Services while continuing to advance a unique pipeline of vaginally delivered products including our lead clinical candidate, COL-1077. This 10% lidocaine bioadhesive gel is being developed as an acute use anesthetic for minimally invasive gynecologic procedures. Approximately seven million of these are performed annually in the U.S. alone, yet there is no standard of care to manage pain suffered by patients undergoing such procedures.

The Company remains on track to report results of its multi-center double-blind Phase 2b trial evaluating COL-1077 versus placebo bioadhesive vaginal gel in 185 women undergoing pipelle-directed endometrial biopsy with tenaculum placement in the third quarter of 2016.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage novel intravaginal drug delivery technologies. Juniper’s commercial product, CRINONE® 8% (progesterone gel), is marketed by Merck KGaA, Darmstadt, Germany, in over 90 countries worldwide and by Allergan, Inc. in the U.S. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to timing of the appointment of Mr. Condella’s successor, timing of the results of the Phase 2b COL-1077 clinical trial, and timing of the planned IND filing for JNP-0101. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with our ability to attract qualified and talented senior management personnel; risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended March 31, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Source: Juniper Pharmaceuticals, Inc.